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PRESS RELEASE
July 25, 2007
For Immediate Release


For Further Information Contact:    Michael W. Dosland
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712.277.0222


               First Federal Bank Changing Its Name to Vantus Bank

Sioux City, Iowa. First Federal Bank, an Iowa landmark since 1923, is changing its name to Vantus Bank effective September 4, 2007. The name change comes after years of expansion, both in the products and services it offers as well as the number of locations in certain markets. First Federal's parent company is First Federal Bankshares, Inc. (Nasdaq Global Market - "FFSX").

"Expansion is critical for the long-term success of our bank," says Michael Dosland, President and CEO of the bank. "Our current name does not reflect the unique character of our institution. There are a number of competitors in our current and future markets that also use the `First Federal' name. Additionally, we have successfully evolved over the past few years from a traditional savings and loan to a full-service community bank. We wanted a distinctive name that will minimize confusion and more closely reflect the unique value and service we offer our customers."

The new name is not a result of a merger or acquisition. Vantus Bank will continue to be headquartered in Sioux City, Iowa and all the locations will continue to serve their customers with the same dedicated staff.

"Our commitment to the communities where we do business is as strong as ever," expressed Dosland. "We'll still support local organizations and events in all the communities we serve. Customers will still bank at the same locations, call the same phone numbers, and be served by the same people. All of their account numbers, passwords, and PINs will remain the same. Most importantly, they will still receive the same responsive service and superior financial value."

A joint team of Board members, management and a professional naming team spent many months working to create a name that evoked the unique spirit of the bank while positioning it for the future. Research was conducted with customers and

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community  members to gather their feelings about the First Federal name.  After carefully evaluating the research and considering hundreds of names, the name Vantus Bank was chosen. "Vantus" is derived from the word "advantage," and speaks to the unique benefits Vantus offers its customers. The name is highly distinctive and differentiates it from other banks.

Town hall meetings will be held at various times and locations to discuss the new name, outline the vision for the bank and take questions from the public.

The bank's holding company, First Federal Bankshares, Inc. and the ticker symbol under which First Federal trades on the NASDAQ Global Market, FFSX, will not change.

First Federal is a community bank serving businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and five full-service offices in central Iowa, including two in the Des Moines area.